Exhibit 5.1

[LETTERHEAD OF SHEARMAN & STERLING LLP]

March 16, 2007

CIT Group Inc.
1 CIT Drive
Livingston, New Jersey 07039

     CIT Group Inc.
$250,000,000 6.10% Junior Subordinated Notes due March 15, 2067

Ladies and Gentlemen:

             We have acted as counsel to CIT Group Inc., a Delaware corporation (the “Company”), in connection with the purchase and sale of $250,000,000 aggregate principal amount of the Company’s 6.10% Junior Subordinated Notes due March 15, 2067 (the “Notes”) pursuant to the Underwriting Agreement, dated March 13, 2007 (the “Underwriting Agreement”), among the Company and each of the underwriters named on Schedule II thereto. The Notes are being issued pursuant to the Indenture, dated as of January 20, 2006 (the “Base Indenture”), between the Company and JPMorgan Chase Bank, N.A., as trustee, as amended and supplemented by the First Supplemental Indenture, dated January 31, 2006 (the “First Supplemental Indenture”) between the Company and The Bank of New York, as successor trustee (the “Trustee”) (the Base Indenture as amended and supplemented by the First Supplemental Indenture, the “Indenture”). The Notes will constitute a further issuance of, and will form a single series with, the Company’s outstanding 6.10% Junior Subordinated Notes due March 15, 2067 issued on January 31, 2007.

             In that connection, we have reviewed originals or copies of the following documents:

(a)	The Underwriting Agreement.

(b)	The Indenture.

(c)	The Notes.

(d)	The certificate of incorporation and by-laws of the Company, as amended through July 28, 2005 and July 22, 2003, respectively.

(e)	The registration statement on Form S-3 (File No. 333-131159) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on January 20, 2006 (such registration statement, including the documents incorporated by reference therein, being hereinafter collectively referred to as the “Registration Statement”).

(f)	The prospectus dated January 19, 2006, with respect to the offering from time to time of of the Company’s securities (the “Base Prospectus”), as supplemented by the prospectus supplement relating to the Notes, dated March 13, 2007 (the “Prospectus Supplement”) (the Base Prospectus, as supplemented by the Prospectus Supplement, in the forms filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act, including the documents incorporated by reference therein, being hereinafter collectively referred to as the “Prospectus”).

(g)	Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

             In our review, we have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to us and the conformity to authentic originals of any documents submitted to us as copies. We have further assumed, as to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company; that the Indenture is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms. We also have assumed that the execution, delivery and performance by the Company of the Indenture will not (a) contravene the certificate of incorporation or bylaws of the Company, (b) violate any law, rule or regulation applicable to the Company or (c) result in any conflict with or breach of any agreement or document binding on the Company.

             Our opinions set forth below are limited to the law of the State of New York and the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.

             Based upon the foregoing, and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.	The Indenture has been duly authorized, executed and delivered by the Company and the Indenture is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.	The Notes have been duly authorized and executed by the Company, and when authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

             The opinions set forth above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

             We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

MJS/SK/JR